Exhibit 10.10
AMENDED AND RESTATED LICENSE AGREEMENT
     This Amended and Restated License Agreement entered into as of September 15, 2003 and effective as of April 15, 2003 (the “Effective Date”), is between the University of Massachusetts (“Medical School”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Medical School at the Worcester campus, having an address of 55 Lake Avenue North, Worcester, Massachusetts 01655 and, CytRx Corporation, (“Company”), a Delaware corporation, having an address of 11726 San Vicente Boulevard Suite 650, Los Angeles, California 90049.
R E C I T A L S
     Whereas, Medical School and Company on April 15, 2003, entered into a license agreement in the field of drug discovery in type 2 diabetes and/or obesity for another Medical School technology, designated UMMC 03-05 and entitled “Inhibition of Gene Expression in Adipocytes using Interference RNA” (the “03-05 License”);
     Whereas, Medical School is the owner by assignment of the inventions claimed in the United States Patent Applications listed in Exhibit A pertaining to the Medical School’s invention disclosure numbers: UMMC 00-37, entitled “Diabetes Gene Database,” 01-31 entitled “Diabetes Gene Database,” UMMC 03-134, entitled “Use of the Endoplasmic Reticulum Stress Response pathway of Adipose cells to enhance whole body insulin sensitivity,” and UMMC 93-09, entitled “Receptor-Activated Reporter Systems”;
     Whereas, Medical School is the owner by assignment of the inventions claimed in Medical School’s invention disclosure number 02-38, entitled “Database of Genes Related to Diabetes and Obesity” also listed in Exhibit A;
     Whereas, Company desires to obtain an exclusive license in the field of drug discovery in type 2 diabetes and/or obesity under the rights of Medical School in any patent rights claiming the UMMC inventions 00-37, 01-31, 03-134, 93-09 and 02-38;
     Whereas, Company intends to form a company based in Massachusetts, called Araios, Inc., for the purpose of developing, manufacturing and marketing drugs and other therapeutics in the field of type 2 diabetes and obesity;
     Whereas, Medical School is willing to grant Company an exclusive license on the terms set forth in this Agreement; and
     Whereas, Medical School and Company wish to amend and restate the 03-05 License to include the grant of an exclusive license to the additional inventions identified above.
     Therefore, Medical School and Company agree to amend and restate the 03-05 License as follows:

1. Definitions.
     1.1. “Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term “control” means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.
     1.2. “Biological Materials” means tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit A, as well as tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as, recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods). Exhibit A shall be periodically amended to include any additional Biological Materials that Medical School may furnish to Company.
     1.3. “Combination Product” means a product that contains a Licensed Product component and at least one other essential functional component.
     1.4. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential. Confidential Information includes, without limitation, any diligence reports furnished to Medical School under Section 3.1. and royalty reports furnished to Medical School under Section 5.2.
     1.5. “Field” means drug discovery in type 2 diabetes and/or obesity with therapeutic, prophylactic, or diagnostic applications and products for treatment, prevention or diagnosis of type 2 diabetes and/or obesity.
     1.6. “Licensed Product” means any “Covered Product” or “Developed Product.”
          (a) “Covered Product” means any product that (i) cannot be manufactured, used, or sold without infringing one or more claims under the Patent Rights, (ii) incorporates some portion of one or more Biological Materials proprietary to Medical School, or (iii) cannot be manufactured, used, or sold without using some portion of the Related Technology.
          (b) “Developed Product” means any product that is not a Covered Product and is developed (i) using methods claimed in the Patent Rights or (ii) using some material portion of the Related Technology.
     1.7. “Licensed Service” means any service that (a) cannot be developed or performed without using at least one process that infringes one or more claims under the Patent Rights, (b)

uses some portion of one or more Biological Materials, or (c) uses some portion of the Related Technology.
     1.8. “Net Sales” means the gross amount billed or invoiced on sales by Company and its Affiliates and Sublicensees of Licensed Products and Licensed Services, less the following: (a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Licensed Service which is paid by or on behalf of Company; and (d) outbound transportation costs prepaid or allowed and costs of insurance in transit; and (e) allowance for bad debt that is customary and reasonable for the industry and in accordance with generally accepted accounting principles. Notwithstanding anything to the contrary in this Section 1.8, Net Sales does not include sales of Licensed Products at or below the fully burdened cost of manufacturing solely for research or clinical testing or for indigent or similar public support or compassionate use programs.
     In any transfers of Licensed Products between Company and its Affiliate or Sublicensee, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party. If Company or its Affiliate or a Sublicensee receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales are calculated based on the fair market value of that consideration. If Company or its Affiliate or its Sublicensees use or dispose of a Licensed Product in the provision of a commercial service other than a Licensed Service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.
     In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:
     (i) If all components of the Combination Product were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product Components; or
     (ii) If all components of the Combination Product were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royalty Period and D is the aggregate fully absorbed cost of the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

     1.9. “Patent Rights” means the United States patent applications listed on Exhibit A and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations of those patents, and any foreign counterparts to those patents and patent applications. Exhibit A shall be periodically amended to include any additional Patent Rights that may arise. Patent Rights include improvements to the Patent Rights developed by Dr. Michael Czech.
     1.10. “Related Technology” means know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which are owned by the Medical School and (a) have been developed by Dr. Michael Czech and Dr. Silvia Corvera and their associates in their laboratories at the Medical School as of the Effective Date or (b) are subsequently developed by Dr. Michael Czech.
     1.11. “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used or the first Licensed Service is performed and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products or perform Licensed Services pursuant to Section 8.5.
     1.12. “Sublicense Income” means payments that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation license fees, royalties, milestone payments, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, and (b) payments specifically committed to the development of Licensed Products or Licensed Services.
     1.13. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.
2. Grant of Rights.
     2.1. License Grants.
          (a) Patent Rights and Biological Materials. Medical School grants to Company and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products in the Field and to develop and perform Licensed Services in the Field.
          (b) Related Technology. Medical School grants to Company and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under its commercial rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in the Field and to develop and perform Licensed Services in the Field.
     2.2. Sublicenses. Company and its Affiliates may grant sublicenses of its rights under Section 2.1. with the consent of Medical School, which consent may not be unreasonably withheld or delayed. All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement. Company shall promptly furnish Medical School with a fully executed copy of any sublicense agreement.
     2.3. Retained Rights.
          (a) Medical School. Medical School retains the right to make and use Licensed Products and to perform Licensed Services for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. Medical School may license its retained rights under this Section to research collaborators of Medical School faculty members, post-doctoral fellows, and students.
          (b) Federal Government. To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform with those laws and regulations, the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 10.11. Upon execution of this Agreement, Medical School shall disclose in writing to Company any funding that would be subject to this Section 2.3(b).
          (c) Other Organizations. To the extent that any invention claimed in the Patent Rights has been funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in Patent Rights are subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform with those terms , the relevant term is an invalid provision and shall be modified by the parties pursuant to Section 10.11. Upon execution of this Agreement, Medical School shall disclose in writing to Company any funding that would be subject to this Section 2.3(c).
     2.4. Improvements. Subject to applicable law or the rights of research sponsors, the Medical School shall use its best efforts to make any improvements to the Patent Rights available to Company.
3. Company Obligations Relating to Commercialization.
     3.1. Diligence Requirements. Company shall use diligent efforts, or shall cause its Affiliates or Sublicensees to use diligent efforts, to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market. Thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products or Licensed Services reasonably available to the public. Specifically, Company shall fulfill the following obligations:
          (a) Within six (6) months after the Effective Date of this Agreement, Company shall furnish Medical School with a written research and development plan under which Company intends to develop Licensed Products or Licensed Services.

          (b) Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish Medical School with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year.
          (c) Company shall obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Products and Combination Products or the performance of Licensed Services. Specifically, Company shall:
               (i) Within eight (8) years after the Effective Date, file an Investigational New Drug Application (“IND”) or its equivalent covering at least one Combination Product or Licensed Product with the United States Food and Drug Administration (“FDA”);
               (ii) Within thirteen (13) years after the Effective Date, file a New Drug Application (“NDA”) with the FDA covering at least one Combination Product or Licensed Product;
               (iii) Within eighteen (18) months after receiving FDA approval of the NDA for a Combination Product or Licensed Product, market at least one Combination Product or Licensed Product in the United States; and
               (iv) Reasonably fill the market demand for any Combination Product or Licensed Product following commencement of marketing of the product at any time during the exclusive period of this Agreement.
          (d) Within eighteen (18) months after the Effective Date, Company shall successfully undertake a public or private offering of raising or otherwise commit at least three million dollars ($3,000,000) to the business of Araios or such other entity, division, or operation of Company devoted to the development and commercialization of Licensed Products in the Field.
     (e) Within three months after the Effective Date, Company shall commit to fund basic research in the laboratory of Dr. Michael Czech at an amount of at least {***} in direct Medical School costs in the first year, {***} in direct Medical School costs in the second year, and {***} in direct Medical School costs in the third year towards in support of licensed Patent Rights and/or Related Technology. In addition to direct Medical School costs, Company sponsored research is subject to indirect cost rates, currently fifty percent (50%), for basic research. Company shall enter into a formal sponsored research agreement with Medical School in a separate agreement. During the term of any agreement covering funding described in this Section 3.1(e), if a lower indirect cost rate is afforded to any other industrial sponsor by the Office of Technology Management of the Medical School or if the federal indirect cost rate is reduced, the indirect cost rate charged to the Company shall prospectively be reduced to that lower rate.
Company is responsible for financing its obligations in this Section 3.1, and the Medical School shall provide reasonable cooperation to the Company in this regard. If Medical School determines that Company has not fulfilled its obligations under this Section 3.1., Medical School shall furnish Company with written notice of the determination. Within sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with Medical School a mutually acceptable schedule of revised diligence obligations, failing which Medical School may, immediately upon written notice to Company, terminate this Agreement or to grant additional licenses to third parties to the Patent Rights and Biological Materials in the Field. The Medical School may not unreasonably withhold acceptance of Company’s revised diligence obligations.
     3.2. Indemnification.
          (a) Indemnity. Company shall indemnify, defend, and hold harmless Medical School and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.
          (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to Medical School to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep Medical School informed of the progress in the defense and disposition of the claim and to consult with Medical School regarding any proposed settlement.
          (c) Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide Medical School, upon request, with written evidence of insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or Sublicensee continues (a) to make, use, or sell a product that was a Licensed Product under this Agreement or (b) to perform a service that was a Licensed Service under this Agreement, and thereafter for a period of five (5) years.

     3.3. Use of Medical School Name. In accordance with Section 7.3., Company or its Affiliates and its Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products or Licensed Services.
     3.4. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company or its Affiliates shall mark and shall cause its Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.
     3.5. Compliance with Law. Company or its Affiliates shall comply with, and shall ensure that its Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services. Company expressly agrees to comply with the following:
          (a) Company or its Affiliates or its Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or Sublicensee intends to make, use, or sell Licensed Products or to perform Licensed Services.
          (b) Company or its Affiliates and its Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with and will cause its Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Sublicensees, and that it will indemnify, defend, and hold Medical School harmless (in accordance with Section 3.2.) for the consequences of any violation.
     (c) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, Medical School may seek a waiver of this requirement from the relevant federal agency on behalf of Company.
4. Consideration for Grant of Rights.
     4.1. License Fee. In partial consideration of the rights granted Company under this Agreement, Company paid Medical School on or about the Effective Date a license fee of {***}. Company shall pay to Medical School {***} upon the signing of this Amended and Restated Agreement. These license fee payments are nonrefundable and are not creditable against any other payments due to Medical School under this Agreement.

     4.2. Equity. In partial consideration of the license granted to Company under this Agreement, on or about April 18, 2003, Company issued to Medical School a total number of shares of Common Stock of Company ($.01 par value per share) equal to {***} of the outstanding shares of Company. Company shall register the shares that are issued to the Medical School within ninety (90) days after their issuance and those shares will then be unrestricted.
     4.3. License Maintenance Fee. Beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter during the term of the Agreement, Company shall pay to Medical School {***}, as long as Company has a funding agreement in place with the Medical School at the levels described in Section 3.1(e), after which time the annual maintenance fee shall be {***}. This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to Medical School under this Agreement.
     4.4. Milestone Payments. Company shall pay Medical School for Covered Products the following milestone payments within thirty (30) days after the occurrence of each event achieved by Company or its Affiliates but not by Sublicensees:

Milestone	Payment
Filing of IND or equivalent for each Licensed Product	{***}
Entry into Phase I Clinical trial or equivalent for each Licensed Product	{***} for first product and {***}for each subsequent product
Entry into Phase II clinical trial or equivalent for each Licensed Product	{***} for first product and {***}for each subsequent product
Entry into Phase III clinical trial or equivalent for each Licensed Product	{***} for first product and {***}for each subsequent product
Filing for market approval (NDA or equivalent) in any country besides the United States	{***} for first product and {***}for each subsequent product
Commencement of product marketing in the United States	{***}
First market approval for first three European countries in total	{***}
For Developed Products each milestone event payment above will be reduced by fifty percent (50%) of the amount specified for Covered Products.
Company shall pay Medical School a one-time bonus of {***} in the event that cumulative gross sales of Licensed Products by Company and its Affiliates or Sublicensees exceed {***} in one calendar year in the United States. Company shall pay Medical School a one-time bonus of {***} in the event that cumulative gross sales of Licensed Products by Company and its Affiliates or Sublicensees exceed {***} in one calendar year in Japan and Europe.
These milestone payments are nonrefundable and are not creditable against any other payments due to Medical School under this Agreement. For any one Licensed Product, if Company makes an equivalent payment under another agreement with the Medical School with respect to that Licensed Product for a milestone event that is specified in this Section 4.4, then payment under this Section is satisfied, so that the aggregate payments under all Medical School agreements with Company for that milestone including this Agreement do not exceed the amount specified in this Section 4.4 for any one (1) Licensed Product.
     4.5. Royalties. In partial consideration of the rights granted Company under this Agreement, Company shall pay to Medical School the following royalties:
          (a) Covered Products. Company shall pay to Medical School a royalty of {***} of Net Sales of Covered Products by Company or its Affiliates but not by Sublicensees.
          (b) Developed Products. Company shall pay to Medical School a royalty of {***} of Net Sales of Developed Products by Company or its Affiliates but not by Sublicensees.
          (c) Licensed Services. Company shall pay to Medical School a royalty of {***} of Net Sales of Licensed Services by Company or its Affiliates but not by Sublicensees.
          (d) Related Technology and Biological Materials. If a particular Licensed Product or Licensed Service is within the definition of “Licensed Product” or “Licensed Service” solely because it uses or incorporates Related Technology or Biological Materials, the royalty rate applicable to such Licensed Product or Licensed Service is fifty percent (50%) of the applicable royalty rate set forth above.
          (e) Competing Product. If there is a competing product in the marketplace, no royalties are due for a Licensed Product that is within the definition of “Licensed Product” because it uses or incorporates only Related Technology or Biological Materials.
          (f) Expired Patent Rights. If during the Royalty Period, patents under the Patent Rights have expired or have been abandoned in a particular country, (i) no royalty is payable by Company, if there is a competing product in that country, and (ii) if Company reduces its prices for Licensed Products or Licensed Services in that country, even if there is no competing product or service in that country, Company and the Medical School shall negotiate in good faith a reduction in the royalty rate to reflect the reduction in the Company’s gross margins caused by the price reduction.
          (g) Laboratory Services. Company shall pay the Medical School {***} of Net Sales of commercial clinical laboratory services by Company.
          (h) Royalty Reduction. If Medical School grants additional licenses to third parties pursuant to Section 3.1., the royalty rates set forth in Subsection 4.5.(a) shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other licensee of the Patent Rights during the term of the non-exclusive license.
     4.6. Minimum Royalty. At the beginning of each calendar year during the term of this Agreement, beginning 2016, Company shall pay to Medical School a minimum royalty of {***}. If actual royalty payments to Medical School in any calendar year are less than the minimum royalty payment required for that year, Company may pay Medical School the difference between the actual royalty payment and the minimum royalty payment in full satisfaction of its obligations under this Section, provided the minimum payment is made to Medical School within sixty (60) days after the conclusion of the calendar year. Waiver of any minimum royalty payment by Medical School is not a waiver of any subsequent minimum royalty payment. If Company fails to make any minimum royalty payment within the sixty-day period, that failure is a material breach of its obligations under this Agreement, and Medical School may terminate this Agreement in accordance with Section 8.3. If Company is required to pay minimum royalties for any Licensed Product under more than one license agreement with the Medical School, only the minimum royalty in this Section 4.6 applies.
     4.7. Sublicense Income. Company shall pay Medical School {***} of all Sublicense Income relating to Covered Products and {***} of all Sublicense Income relating to Developed Products. Sublicense Income is due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee.
     4.8. Third-Party Royalties. If Company is legally required to make royalty payments to the Medical School or payments to the Medical School based on income it receives from Sublicensees under any agreement other than this Agreement (“Other Medical School Licenses”) or to one or more third parties in order to make, use, or sell Licensed Products or to perform Licensed Services, Company may offset a total of fifty percent (50%) of royalty payments that are made to the Medical School under Other Medical School Licenses or to third- parties against any payments that are due to Medical School under Section 4.5 or 4.7 in the same Royalty Period according to the following guidelines.
(a)	Other Medical School Licenses. In the case of payments under Other Medical School Licenses with respect to Licensed Products or Licensed Services under this Agreement, Company may reduce its payment to the Medical School under Section 4.5 of this Agreement for the applicable Royalty Period by fifty percent (50%) of the aggregate amounts payable for the same Royalty Period under the Other Medical School Licenses (before making any similar reduction in those payments pursuant to a corresponding reduction clause in the Other Medical School Licenses).

(b)	Third Party Payments. In the case of payments to one or more third parties with respect to Licensed Products or Licensed Services under this Agreement, Company may reduce its payment to the Medical School under Section 4.5 or 4.7 for the applicable Royalty Period by fifty percent (50%) of the amount actually paid to third parties for the same Royalty Period.

(c)	Calculation. In the case of both payments under the Other Medical School Licenses and to third parties in the same Royalty Period, the reduction described in (a) above shall first be made, and then the reduction described in (b) above shall be made, provided that only a pro rata amount of the reduction described in (b) above shall be made against the payments payable under this Agreement (with the pro-ration calculated based on the relative royalty rates under this Agreement and the Other Medical School Licenses).

(d)	Minimum Payments. Notwithstanding any reductions in payments made by the Company to the Medical School under this Section 4.8, in no case may royalty payments under Section 4.5 be less than {***}.

(e)	Maximum Payments. In the case of payments to the Medical School with respect to Licensed Products and Licensed Services, (i)in no case may the total royalty payments to the Medical School under Section 4.5 of this Agreement and the Other Medical School Licenses exceed in the aggregate the highest royalty rate that the Company has agreed to pay in any one of the Other Medical School Licenses and this Agreement, and (ii) in no case may the Sublicense Income payments to the Medical School under Section 4.7 of this Agreement and the Other Medical School Licenses exceed in the aggregate the percentage set forth in Section 4.7 of this Agreement (with the Addendum to the 03-05 License dated April 15, 2003 relating to Sublicense Income being cancelled).

(f)	Example. By way of illustration for Section 4.5 royalty payment reductions on a Covered Product, assume a royalty of {***} of Net Sales under the Other Medical School Licenses and a payment of {***} of Net Sales to a third party. The reduction calculation would be as follows:
(i)	The {***} under this Agreement would be reduced to {***} (i.e., a reduction of 50% of the {***} payable under the Other Medical School License, with the royalty payments under the Other Medical School License reduced according to their terms because of the {***} royalty in this Agreement); and

(ii)	The remaining {***} would be reduced by {***} for a net royalty to the Medical School under this Agreement of {***} (i.e., the reduction of 50% of the {***} of Net Sales payable to the third party is allocated pro rata to this Agreement and the Other Medical School Licenses, with {***} of this {***} reduction being allocated to the royalties under this Agreement (the {***} royalty rate under this Agreement divided by the {***} royalty rate under this Agreement plus the {***} royalty rate under the Other Medical School Licenses), and {***} of this {***} reduction being allocated to the royalties under the Other Medical School Licenses).
5. Royalty Reports; Payments; Records.
     5.1. First Sale. Company shall report to Medical School the date of first commercial sale of each Licensed Product and the date of first commercial performance of each Licensed Service within thirty (30) days after occurrence in each country.
     5.2. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to Medical School a report containing the following information:

          (a) the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company in the provision of Licensed Services and other services in each country;
          (b) the number of Licensed Services provided by Company in each country;
          (c) the gross sales price for each Licensed Product and the gross charge for each Licensed Service by Company during the applicable Royalty Period in each country;
          (d) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;
          (e) total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and
          (f) Sublicense Income due to Medical School for the applicable Royalty Period from each Sublicensee.
If no royalties are due to Medical School for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to Medical School any payment due for the applicable Royalty Period. All reports under this Section 5.2 are Company Confidential Information.
     5.3. Payments in United States Dollars. All payments due under this Agreement are payable in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Payments shall be without deduction of exchange, collection, or other charges.
     5.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give Medical School prompt written notice of the restriction, within the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due Medical School through whatever lawful methods Medical School reasonably designates. However, if Medical School fails to designate a payment method within thirty (30) days after Medical School is notified of the restriction, Company may deposit payment in local currency to the credit of Medical School in a recognized banking institution selected by Company and identified by written notice to Medical School, and that deposit fulfills all obligations of Company to Medical School with respect to that payment.
     5.5. Records. Company shall maintain and shall cause its Sublicensees to maintain complete and accurate records of Licensed Products and Licensed Services that are made, used, sold, or performed under this Agreement and any amounts payable to Medical School in relation to Licensed Products and Licensed Services, which records shall contain sufficient information to permit Medical School to confirm the accuracy of any reports delivered to Medical School under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time Medical School shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to Medical School any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of the audit. Medical School may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.
     5.6. Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest to the extent permitted by law at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.
     5.7. Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.
     5.8. Withholding and Similar Taxes. Royalty payments and other payments due to Medical School under this Agreement shall be reduced by reason of any withholding or similar taxes applicable to payments to Medical School, which shall be paid by Company as required by applicable law and reported to the Medical School.
6. Patents and Infringement.
     6.1. Responsibility for Medical School Patent Rights. Medical School has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Medical School Patent Rights, using patent counsel reasonably acceptable to Company. Medical School shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation.
     6.2. Cooperation. Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of Company to execute papers and instruments as reasonable and appropriate to enable Medical School to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing the Medical School of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

     6.3. Payment of Expenses. On the signing of this Amended and Restated License Agreement, Company shall pay the Medical School Thirty-Five Thousand Nine Hundred Four Dollars ($35,904) to reimburse Medical School for its actual expenses incurred as of that date in connection with obtaining the Patent Rights. Within thirty (30) days after Medical School invoices Company, Company shall reimburse Medical School for all patent-related expenses incurred by Medical School pursuant to Section 6.1., including one-half (1/2) of any amounts for patent-related expenses repaid by Medical School to a company that previously held an option to the Patent Rights. Company may elect, upon sixty (60) days’ written notice to Medical School, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights.
     6.4. Abandonment. If Medical School desires to abandon any patent or patent application within the Patent Rights, Medical School shall provide Company with reasonable prior written notice of the intended abandonment or decline of responsibility, and, in that case, Company has the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.
     6.5. Grant back. The Company agrees that for any patent rights, as defined in the sponsored research agreement that implements Company’s obligation in Section 3.1(e), that it has not licensed, the Company grants back to the Medical School, without limiting in any way its rights under this Agreement, a non-exclusive license to the Patent Rights in order that the Medical School may license the patent rights from the sponsored research to third parties. Medical School shall pay Company {***} or {***} for Covered Products or Developed Products, respectively, of any revenues or other consideration received by Medical School with respect to any patent rights granted back by Company pursuant to this Section 6.5.
     6.6. Infringement.
          (a) Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.
          (b) Company Right to Prosecute. So long as Company remains the only licensee of the Patent Rights and Biological Materials in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with Medical School and shall consider the views of Medical School regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of Medical School, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from Medical School as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to Medical School if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award. Company may offset a total of fifty percent (50%) of any expenses incurred under this Subsection against any payments due to Medical School under this Agreement. However, payments under Section 4.5 and 4.7 may never be reduced by more than fifty percent (50%) in any Royalty Period.
          (c) Medical School as Indispensable Party. Medical School shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold Medical School harmless from, and if necessary indemnify Medical School against, any costs, expenses, or liability that Medical School may incur in connection with the action.
          (d) Medical School Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, Medical School may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to Medical School.
          (e) Cooperation. Both parties shall to cooperate fully in any action under this Section 6.6 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing assistance.
7. Confidential Information; Publications; Publicity.
     7.1. Confidential Information.
          (a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.
          (b) Obligations. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

          (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1.(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.
          (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.
     7.2. Publications. Medical School and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or the subject matter of the Patent Rights, except as otherwise provided by written agreement between Medical School and Company (e.g., a sponsored research agreement).
     7.3. Publicity Restrictions. Company may not use the name of Medical School or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Medical School. The foregoing notwithstanding, Company may disclose that information without the consent of Medical School in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides Medical School at least ten (10) days prior written notice of the proposed text for the purpose of giving Medical School the opportunity to comment on the text.
8. Term and Termination.
     8.1. Term. This Agreement commences on the Effective Date and remains in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for a period of ten (10) years after the Effective Date if no patents have issued within the Patent Rights within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.
     8.2. Voluntary Termination by Company. Company may terminate this Agreement for any reason upon ninety (90) days prior written notice to Medical School.

     8.3. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Medical School under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle Medical School to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.
     8.4. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.
     8.5. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.5., 6.3., 7.1., 7.3., 8.5., and 10.9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products and Licensed Services that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due Medical School under this Agreement, (b) Company pays Medical School the applicable royalty and Sublicense Income payments on sales of Licensed Products and Licensed Services in accordance with the terms of this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products and Licensed Services within six (6) months after the effective date of termination.
9. Dispute Resolution.
     9.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement. However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.
     9.2. Dispute Resolution Procedures.
          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

          (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall to engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.
          (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.
     9.3. Preservation of Rights Pending Resolution.
          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.
          (b) Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
          (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.
10. Miscellaneous.
     10.1. Representations and Warranties. Medical School represents that its employees have assigned to Medical School their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement, and that, to its best knowledge, Medical School does not hold any other intellectual property rights that would be infringed by the exploitation of the Patent Rights. MEDICAL SCHOOL MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, RELATED TECHNOLOGY, AND BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, Medical School makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any

Licensed Product or Licensed Service will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.
     10.2. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of Medical School in the area of technology transfer and shall promptly notify Medical School of any violation that Company knows or has reason to believe has occurred or is likely to occur. The Medical School policies currently in effect at the Medical School are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities. The Medical School policies currently in effect at the Worcester campus are listed on the http://www.umassmed.edu web site.
     10.3. Tax-Exempt Status. Company acknowledges that Medical School, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Medical School reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Medical School or the bonds used to finance Medical School facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.
     10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.
     10.5. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.
     10.6. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.
     10.7. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld, except that Company may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.
     10.8. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.
     10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

     10.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

	If to Medical School:	If to Company:

	Office of Commercial Ventures and	CytRx Corporation
	Intellectual Property	Suite 650
	University of Massachusetts	11726 San Vicente Blvd.
	55 Lake Avenue North	Los Angeles, CA 90049
Worcester, MA 01655

Attention:	Chester A. Bisbee	Attention:	Steven A. Kriegsman
	Acting Director		Chief Executive Officer
All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.
     10.11. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.
     10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.
     10.13 Acknowledgement. Company acknowledges that the Medical School invention disclosures 00-37 and 03.31 are the subject of a sponsored research agreement with another company that the Medical School has terminated. The Medical School considers that that company has no further rights or options from that sponsored research agreement to those invention disclosures. However, the Medical School makes no representation or warranty that the company does not dispute that nor that it will not institute legal action to make claims to the invention disclosures 00-37 and 00-31 nor that such legal action will not have any adverse effect on Company’s rights to practice the Patent Rights.

     The parties have caused this Agreement to be executed by their duly authorized representatives as of the date hereof.

UNIVERSITY OF MASSACHUSETTS		CYTRX CORPORATION

By:	/s/ Chester A. Bisbee	By:	/s/ Steven A. Kreigsman

	Chester A. Bisbee		Steven A. Kriegsman
	Acting Director, Office of Commercial Ventures		Chief Executive Officer
and Intellectual Property

Date: 9-15-03		Date: 9-15-03

EXHIBIT A
List of Patent Rights and Biological Materials
Patent Rights
Docket No.: UMMC 03-05
United States Provisional Patent Application Serial number: 60/432,427, entitled: “ Method of Introducing SI RNA into adipocytes,” filed on December 11, 2002, Michael P. Czech, Qionglin Zhou and Zhen Jiang inventors.
Docket No.: UMMC 03-37 and UMMC 01-31
United States Provisional Patent Application No. 60/242,379, entitled: “Genes Expressed in Type II diabetes and Uses Thereof,” filed October 20, 2000, Michael Czech, inventor and United States Patent Application 10/021,162, PCT/US01/49451, and Europe National Phase application 01987792.7 that claim priority from the provisional application, filed October 22, 2001.
Docket No. UMMC 02-38
United States Patent Application, entitled “Database of Genes Related to Diabetes and Obesity,” being drafted.
Docket No. UMMC 03-134
United States Patent application entitled “Methods and Compositions for Controlling Appetite and Modulating Insulin Sensitivity,” filed June 19, 2003.
Docket No. UMMC 93-09
United States Patent 5,989,893, entitled “Receptor-Activated Reporter Systems,” filed
Biological Materials
Protein or cDNA of the following enzymes:
Fatty Acid Synthase
Malic enzyme
Acetyl CoA Carboxylase
ATP Citrate Lyase

September 17, 2003
University of Massachusetts Medical School
55 Lake Avenue North
Worcester, MA 01655
Gentlemen:
     CytRx Corporation (“CytRx”) and the University of Massachusetts (“UMMS”) are entering into an Amended and Restated License Agreement, dated as of September 15, 2003 (the “Amended License Agreement”), which includes an exclusive license to, among other invention disclosures, UMMC 00-37, entitled “Diabetes Gene Database” and UMMC 01-31, entitled “Diabetes Gene Database” (collectively, the “Additional Inventions”).
     CytRx acknowledges that the Additional Inventions are the subject of a sponsored research agreement with another company that UMMS has terminated. UMMS considers that that company has no further rights or options from that sponsored research agreement to those invention disclosures. However, UMMS makes no representation or warranty that the company does not dispute that nor that it will not institute legal action to make claims to the Additional Inventions nor that such legal action will not have any adverse effect on CytRx’s rights to practice the Patent Rights (as defined in the Amended License Agreement).
     UMMS will exercise its best efforts to clarify that the sponsored research agreement with the prior company has been effectively terminated and that such prior company has no license to or other interest in the Additional Inventions or other further rights or options under that sponsored research agreement. UMMS will make available on a confidential basis to counsel for CytRx and counsel for any potential licensee or strategic partner of CytRx a copy of the sponsored research agreement with the prior company and any material correspondence between UMMS and that company relating to that sponsored research agreement.

CytRx, Inc.
By	/s/ Steven A. Kriegsman
Steven A. Kriegsman
Chief Executive Officer

Acknowledged and Agreed this 17th day of September, 2003
University of Massachusetts
By: /s/ Chester A. Bisbee

AMENDMENT NO. 1
TO
AMENDED AND RESTATED LICENSE AGREEMENT
(UMMC 03-05)
     This Amendment No. 1, dated as of February  1, 2004 (the “Amendment”) is being made to the Amended and Restated License Agreement relating to UMMC 03-05 (the “License Agreement”), entered into as of September 15, 2003 and effective as of April 15, 2003, by and between the University of Massachusetts Medical School (“Medical School”), a public institution of higher education of the Commonwealth of Massachusetts having an address of 55 Lake Avenue North, Worcester, MA 01655, and CytRx Corporation (“Company”), a Delaware corporation having an address of 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.
R E C I T A L S
     WHEREAS, Section 4.8 of the License Agreement provided for the calculation of payments payable to Medical School under Section 4.5 and Section 4.7 of the License Agreement in the event Company was required to make certain other payments to Medical School or third parties; and
     WHEREAS, Medical School and Company wish to clarify the manner in which Section 4.8 of the License Agreement shall operate;
     NOW, THEREFORE, Medical School and Company hereby agree as follows:
1. Amendment to Section 4.8.
     Section 4.8 of the License Agreement is hereby amended to read in full as follows:
     “4.8 Third-Party and Other Payments. If Company is legally required to make royalty or sublicense income payments to Medical School under any other license agreement, as well as this Agreement, or to one or more third parties, as well as this Agreement, in the same Royalty Period for which payments are due under Section 4.5 or 4.7 in order for Company to make, use or sell Licensed Products or have its Sublicensee make, use, or sell Licensed Products:
          (a) Other Medical School Payments. In the case of payments to Medical School under Sections 4.5 and 4.7 with respect to any Licensed Product, Company shall pay only the highest rate among this Agreement and any other Medical School licenses, and that one payment shall be deemed to satisfy the payment requirements for the applicable period under not only this Agreement but each of the other Medical School licenses.
          (b) Third Party Payments. In the case of payments to one or more third parties with respect to any Licensed Product under this Agreement, Company may reduce its payment to Medical School under Section 4.5 or 4.7 of this Agreement for the applicable Royalty Period by fifty percent (50%) of the amount actually paid to third parties. However, in

University of Massachusetts Medical School
September 15, 2003

no event will the reductions made pursuant to this Section 4.8(b) result in more than a fifty percent (50%) reduction in the payments that would otherwise be payable to Medical School under Section 4.5 and 4.7 (after taking into account Section 4.8(a)).
          (c) Example: Royalty Reductions. By way of illustration for Section 4.5 royalty payment reductions, for a particular Licensed Product, assume the applicable royalty rate under this Agreement is (***) Net Sales, a royalty of (***) of Net Sales under another Medical School license and a payment of (***) of Net Sales to a third party. The reduction calculation would be as follows: The total (***) royalty rate in this Agreement would apply, and Company would reduce that rate by 50% of the (***) due to the third party, resulting in a (***) royalty to Medical School under this Agreement, and no royalties payable to the Medical School under the other Medical School license.
          (d) Example: Sublicense Income Payments. By way of illustration for Section 4.7 Sublicense Income payment reductions, assume (i) the applicable percentage of Sublicense Income payable to Medical School under this Agreement is (***) and total Sublicense Income received by Company from the Sublicensee is (***), and (ii) Company paid a third party (***) in order to allow the sublicensee to make Licensed Products. Company would then be required to pay the Medical School under this Agreement (***) (Medical School receiving (***) of the (***) reduced by one-half of the (***) paid to the third party). If Company also sublicensed another Medical School license with respect to the Licensed Products, Company would not be required to make additional sublicense income payments.”
2. Continuation of All Other Terms of Agreement.
     Except for the amendment of Section 4.8 of the License Agreement provided for in Section 1 of this Amendment, all of the terms and conditions of the License Agreement shall continue in full force and effect.
3. Miscellaneous.
     3.1 Dispute Resolution. The parties agree that any dispute arising out of or relating to this Amendment shall be resolved solely by means of the procedures set forth in Article 9 of the Agreement.
     3.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     3.3 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Amendment.
     3.4 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

University of Massachusetts Medical School
September 15, 2003

     3.5 Amendment. This Amendment may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all of the parties.
     3.6 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

UNIVERSITY OF MASSACHUSETTS MEDICAL SCHOOL		CYTRX CORPORATION

By:	/s/ Chester A. Bisbee	By:	/s/ Steven A. Kriegsman

	Acting Executive Director		Steven A. Kriegsman
	Office of Technology Management		Chief Executive Officer